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Exhibit (a)(1)(D)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
COGENT, INC.
at
$10.50 Net Per Share
by
Ventura Acquisition Corporation
a wholly-owned subsidiary of
3M Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 7, 2010 UNLESS THE OFFER IS EXTENDED.

September 10, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Ventura Acquisition Corporation, a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of 3M Company, a Delaware corporation ("3M"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of Cogent, Inc., a Delaware corporation ("Cogent"), at a price of $10.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 10, 2010 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described below), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States and receipt of requisite regulatory approval under the antitrust laws of Austria and (iii) other customary conditions (as described in Section 13 of the Offer to Purchase). The Minimum Tender Condition requires that, prior to the expiration of the Offer, there be validly tendered and not withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options with an exercise price per share less than the Offer Price. See Section 13 of the Offer to Purchase—"Conditions of the Offer."

        The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

        Enclosed herewith are the following documents:

  1.
  Offer to Purchase, dated September 10, 2010;

  2.
  Notice of Guaranteed Delivery;

  3.
  Letter of Transmittal to be used by stockholders of Cogent in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Form W-9; and

  4.
  A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 29, 2010, among Purchaser, Cogent and 3M (the "Merger Agreement"), pursuant to which, after completion of the Offer and satisfaction of certain conditions, Purchaser will merge with and into Cogent and Cogent will be the surviving corporation (the "Merger"), and each outstanding Share (other than Shares held in the treasury of Cogent or owned by 3M or any direct or indirect wholly-owned subsidiary of 3M or Cogent or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any amounts required to be withheld under applicable U.S. federal, state, local or other tax laws, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase. The Cogent board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cogent board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of any book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Neither 3M nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 7, 2010 unless the Offer is extended.

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF 3M, PURCHASER, COGENT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Toll Free: (866) 647-8872

The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll Free: (877) 371-5947

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  Exhibit (a)(1)(D)